Trovagene to Present at the H.C. Wainwright 21st Annual Global Investment Conference

SAN DIEGO (September 3, 2019) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis) for the treatment of various cancers including prostate, colorectal and leukemia, today announced it will be presenting at the H.C. Wainwright 21st Annual Global Investment Conference at 10:50 a.m. Eastern time on Tuesday, September 10, 2019. The conference is being held September 8-10, 2019 at the Lotte New York Palace Hotel.

Dr. Thomas Adams, Chief Executive Officer and Chairman, and Dr. Mark Erlander, Chief Scientific Officer of Trovagene, will provide an overview of the Company's business during the live presentation and will be available for one-on-one meetings with investors.

Institutional investors who would like to attend the company's presentation should click here to register for the conference. Once registered, you can log into the conference website to request a one-on-one meeting.

The presentation will be webcast live.  To access the webcast, please click here. The webcast replay will remain available for 90 days following the live presentation.

About Trovagene, Inc.

Trovagene is a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovageneoncology.com.

Trovagene Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992